Exhibit 23.3

LETTER OF CONSENT

We are a firm of independent petroleum engineering consultants and have prepared a report dated March 23, 2016 (the “Report”) for InterOil Corporation providing an independent resources assessment for its Elk/Antelope and Triceratops Gas Fields as at December 31, 2015 included in its Annual Report on Form 40-F for the year ended December 31, 2015.

We hereby consent to the use and reference to our name and Report, and the information derived from our Report, as described or incorporated by reference in the Registration Statement Form S-8 of InterOil Corporation.

Your truly,

GLJ PETROLEUM CONSULTANTS LTD.
/s/ Keith M. Braaten, P. Eng.
Keith M. Braaten, P. Eng.
President and Chief Executive Officer

Calgary, Alberta
July 14, 2016